Exhibit 10-z

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by Trustmark Corporation, a Mississippi corporation (the “Company”), and Gerard R. Host (the “Executive”) on September 14, 2010, and is effective as of January 1, 2011.  The Company and the Executive have entered into this Agreement with reference to the following facts:

A.              The Company and the Executive entered into that certain amended and restated agreement dated as of October 23, 2007 (“Current Agreement”) which provides the Executive with certain rights and imposes on the Executive certain obligations in connection with his employment; and

B.              The Board of Directors of the Company has elected the Executive to serve as the Company’s President and Chief Executive Officer effective commencing January 1, 2011; and

C.              The Company and the Executive now desire to provide for the termination of the Current Agreement and to enter into a more extensive employment agreement in order to reflect certain substantive changes in the terms and conditions relating to the Executive’s employment commencing on the Commencement Date (as defined below).

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.              Term of Employment; Termination of Current Agreement.  Subject to Section 5 hereof, the term of the Executive’s employment under this Agreement shall commence on the first day of January, 2011 (the “Commencement Date”), and shall continue until December 31, 2013, unless terminated earlier as provided in Section 5.  In addition, unless terminated earlier as provided in Section 5, the term shall be extended by one (1) additional year at each December 31 after the Commencement Date (an “Extension Date”), so as to continue until three (3) years from such Extension Date, unless either party notifies the other in writing at least ninety (90) days prior to such December 31, that the Agreement shall not be extended beyond its then current term.  The term of this Agreement, including any extensions, is referred to as the “Term.”

The Executive agrees that the Current Agreement shall terminate at 11:59 p.m., Central Time, on December 31, 2010; provided, however, that any obligation thereunder owed to or by the Executive which has matured thereunder shall remain in effect.  The Executive further agrees that this Agreement shall become null and void if the Executive’s employment with the Company ceases prior to the Commencement Date.

2.              Duties of Employment.  The Executive agrees for the Term to render his services to the Company as its President and Chief Executive Officer, to render his services to the Company’s subsidiary Trustmark National Bank (the “Bank”) as its President and Chief Executive Officer and to hold such other office or position with the Company and/or the Bank as may be reasonably requested by the Board of Directors of the Company (the “Board”), and in connection therewith, to perform such duties commensurate with his office or position as he shall reasonably be directed by the Board to perform.  When and if requested to do so by the Board, the Executive shall serve as a director and officer of any other subsidiary or affiliate of the Company.  The Executive shall perform such duties faithfully and diligently at all times.  The Executive shall have no other employment while he is employed by the Company; provided, however, that the Executive may serve on the boards of directors of companies which do not compete with the Company and in such capacity attend regularly scheduled board meetings to the extent approved in writing in advance by the Board.  The Company shall notify the Executive if it believes that the Executive has breached any of his obligations under this Section 2; in such event, the Executive shall have thirty (30) days within which to cure such breach, other than a breach of his obligation to refrain from employment with any person or entity other than the Company or any of its subsidiaries or affiliates.

3.              Compensation and Other Benefits.

3.1.           Salary and Promotion Bonus.

(1)              Base Salary.  As his full base compensation for all services to be rendered by the Executive during the Term, the Company shall pay to the Executive a base salary for each calendar year of the Term in an amount not less than $550,000 annually (prorated in the event of a mid-year termination of the Term).  Such annual salary amount shall be reviewed annually starting with the 2012 calendar year and set for each such year by the Human Resources Committee of the Board, or any successor committee of the Board charged with oversight of and responsibility for executive compensation (the “HR Committee”), and such annual salary amount shall be approved by the Board.  At any time, the HR Committee may reduce the annual salary amount, even to below $550,000, with the Executive's consent when substantially the same, or more severe, action is being taken with respect to the annual salary of other senior executives.  Payment shall be made in accordance with the Company’s usual payroll practices for senior executives (not less frequently than monthly).  The annual base salary set forth in this Section 3, as in effect at any particular time, shall hereinafter be referred to as the “Base Salary.”

(2)              Promotion and Inducement Bonus.  In connection with the Executive’s promotion to the position of Chief Executive Officer of the Company and the Bank and in consideration of certain more restrictive or potentially onerous obligations imposed on the Executive in this Agreement, the Executive shall be paid a promotion and inducement bonus of $150,000 at such time as the Company may determine but in no event later than December 31, 2010, provided that the Executive is still employed by the Company and the Bank on the date of payment.

3.2.           Annual Bonus.  In addition to the Base Salary, the Executive shall have the opportunity annually to earn as a bonus seventy percent (70%) of his Base Salary (the “Target Award Opportunity”).  In determining the actual bonus earned each year by the Executive (the “Annual Bonus”), the HR Committee, in consultation with the Executive, shall have the discretion to increase, subject to any limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), where the Annual Bonus is intended to be performance-based compensation within the meaning of Section 162(m) of the Code, the Annual Bonus above or decrease the Annual Bonus below the Target Award Opportunity for that year.  In so doing the HR Committee’s determination shall be based upon an assessment of the performance of both the Executive and the Company taking into consideration such performance goals as may be established by the HR Committee periodically in consultation with the Executive.  Any Annual Bonus due hereunder shall be payable to the Executive no later than the 15th of the third month following the end of the year to which the Annual Bonus relates (subject to a reasonable delay in payment due to an unforeseeable event making it administratively impracticable to make the payment by such time).

3.3.           Equity Compensation.  The Company will grant to the Executive such equity compensation awards from time to time in such amounts as are determined in the sole discretion of the HR Committee.

3.4.           Vacation.  The Executive shall be entitled to no less than four (4) weeks of paid vacation for each calendar year of the Term hereof plus, if the applicable vacation policy is changed to permit vacation carryover from year to year, any such permitted, carried over vacation.  Upon termination of employment, the Executive shall be paid for all unused vacation earned during the year of termination at the Base Salary rate then existing (“Unused Vacation”) as soon as practicable, and no later than sixty (60) days, after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly).  The Executive shall not be paid for any Unused Vacation if terminated by the Company for Cause (as defined below).  No payment shall be made for unused vacation from any prior years, unless the applicable vacation policy is changed to permit vacation carryover from year to year and then only to the extent a prior year’s or years’ vacation has been carried over and remains unused in accordance with such policy.

3.5.           Participation in Employee Benefit Plans.  The Executive shall be permitted to participate in all group life, medical, dental, vision and disability insurance plans, other health programs, pension plans, similar benefit plans or other so-called “fringe benefit programs” of the Company and its subsidiaries as are now existing or as may hereafter be revised or adopted and offered to senior executives generally, to the extent the Executive is eligible under the eligibility provisions of the relevant plan.

3.6.           Target Normal Retirement Benefit in the Executive Deferral Plan.  Effective January 1, 2011, if the Executive is then still employed by the Company, the Executive’s target normal retirement benefit in the Bank’s Executive Deferral Plan (the “SERP”) shall be increased to $300,000 per year, subject to applicable vesting and accrual rules of the SERP and subject to the right of the Company or the Bank to reduce or eliminate accrual or otherwise modify the SERP in a similar manner as may be done for other senior executives.

4.              Confidentiality, Nonsolicitation and Noncompete.

4.1.           Confidentiality.  The Executive covenants and agrees that all trade secrets, confidential information (including but not limited to confidential information with respect to marketing, product offerings or expansion plans), and financial matters of the Company and its subsidiaries and affiliates (collectively “Confidential Information”) which are learned by him in the course of his employment by the Company shall be held in a fiduciary capacity and treated as confidential by him and shall not be disclosed, communicated or divulged by him or used by him for the benefit of any person or entity (other than the Company, its subsidiaries or affiliates) unless expressly authorized in writing by the Board, or unless the Confidential Information becomes generally available to the public otherwise than through disclosure by the Executive.

4.2.           Nonsolicitation.  The Executive agrees that (1) during the period he is employed hereunder and for a period of twenty-four (24) months thereafter, he will not, without the prior written consent of the Board, directly or indirectly, solicit, entice, persuade, or induce (i) any employee, director, officer, associate, consultant, agent or independent contractor of the Company or its subsidiaries or affiliates (A) to terminate such person’s employment or engagement by the Company or any of its subsidiaries or affiliates or (B) to become employed by any person, firm, partnership, corporation, or other such enterprise other than the Company, its subsidiaries or affiliates, or (ii) any customer or client of the Company or any of its subsidiaries or affiliates for the purpose of competing with the products or services provided by the Company or any subsidiary or affiliate thereof and (2) he shall not following the termination of his employment hereunder represent that he is in any way connected with the business of the Company or its subsidiaries or affiliates (except to the extent agreed to in writing by the Company).

4.3.           Noncompete.  The Executive agrees that during the period he is employed hereunder and for a period of twenty-four (24) months following the effective date of termination of his employment for any reason except Retirement (as defined in Section 5.9), he will not (except as a representative of the Company or with the prior written consent of the Board), directly or indirectly, engage, participate or make any financial investment, as an employee, director, officer, associate, consultant, agent, independent contractor, lender or investor, in the business of any person, firm, partnership, corporation or other enterprise that is engaged in direct competition with the business of the Company in any geographic area in which the Company is conducting such business at the date of termination.  Nothing in this Section 4.3 shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent less than one percent (1%) of any class of securities of such business enterprise.  The Executive acknowledges that if his employment with the Company terminates for any reason, he can earn a livelihood without violating the foregoing restrictions and that the time period and scope of the foregoing restrictions are reasonably required for the protection of the Company’s valid business interests.

4.4.           Covenant Payments.  In consideration for the covenants contained in this Section 4, which are considered material to the Company, the Company agrees to pay the Executive all amounts owed pursuant to this Agreement, and (x) upon the Executive’s termination by the Company for any reason other than Cause, death, disability or Retirement or (y) upon the Executive’s resignation for Good Reason, to pay the Executive an amount (the “Covenant Payments”) equal to the product of two times the sum of (1) the Executive’s Base Salary and (2) the average of the Annual Bonuses earned for the three (3) years preceding the termination.  Subject to Section 13 hereof, one-half of the Covenant Payments shall be paid in twelve (12) equal monthly installments with the first installment commencing on the 60th day after the effective date of termination and continuing thereafter on the same day of each following month until all twelve (12) monthly installments are paid; and the other one-half of the Covenant Payments shall be paid in a lump sum on the 60th day after the effective date of termination.  In the event of the Executive’s death following such date of termination, any unpaid installments shall be paid to the Executive’s estate in a single undiscounted cash lump sum.  Such lump sum shall be paid on the 60th day after the Executive’s death.  Notwithstanding anything herein to the contrary, if the Executive is terminated by the Company for Cause or the Executive voluntarily resigns other than for Good Reason or becomes disabled during the Term, the Executive will remain subject to the covenants contained in Section 4 but will not be entitled to the Covenant Payments.

4.5.           Remedies.  The Executive acknowledges and agrees that the Company would be damaged irreparably if any provision of Section 4 was not performed by the Executive in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, including the right to retain the Covenant Payments, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that Company or its successors or assigns may retain the Covenant Payments as partially liquidated damages for such breach and not as a penalty.  The Company acknowledges and agrees that the Executive would be damaged irreparably if any provision of Section 4 was not performed by the Company in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Executive shall be entitled, in addition to any other rights and remedies existing in his favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).

5.              Termination and Severance.

5.1.           Notice of Termination.  Subject to the provisions of this Agreement, the Company and the Executive may terminate the Term on thirty (30) days written notice to the other party, which notice shall specify in detail the cause for termination, except that no prior written notice need be given by the Company in the event it terminates the Executive’s employment hereunder for Cause (subject to applicable cure provisions).

5.2.           Resignation.  Except as otherwise provided in Section 5.7 or 5.8 herein, the Executive may voluntarily terminate the Term and resign from employment with the Company by written notice to Company specifying the effective date of such resignation.  Upon receipt of such notice, the Company shall have the right to terminate the Term immediately or at such other date as the Company may elect by written notice to the Executive and, in such event the termination shall be treated as a voluntary termination without Good Reason by the Executive.  Thereafter, the Company shall have no further obligations or liabilities to the Executive, except for obligations to pay the Executive (1) any unpaid Base Salary and Unused Vacation earned through the effective date of termination; and (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid.  Such unpaid Base Salary and Unused Vacation and the Annual Bonus shall be paid to the Executive in a lump sum as soon as practicable, and no later than sixty (60) days, after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment of any such amount at such time would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

5.3.           Death.  In the event of the Executive’s death during the Term, the Term and the Executive’s employment shall terminate automatically, and Company shall pay to his designated beneficiary who survives him, or if none, to his surviving spouse, or if none, to his estate (1) any unpaid Base Salary and Unused Vacation earned through the date of death, (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of death to the extent not already paid, and (3) a pro-rata share of the Target Award Opportunity for the calendar year of the Executive’s death (calculated on the basis of the number of days elapsed in such year through the date of death).  The Company shall pay to the Executive’s designated beneficiary, surviving spouse, or estate, as the case may be, such unpaid Base Salary and Unused Vacation and such Annual Bonus in a lump sum as soon as practicable, and no later than sixty (60) days, after the effective date of termination of the Executive’s employment on account of his death in accordance with the Company’s usual payroll practices (not less frequently than monthly) and shall also pay the pro-rata share of the Target Award Opportunity in a single lump sum on the 60th day following termination of the Executive’s employment on account of his death; provided, however, that if payment of any such amount at such time would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

5.4.           Disability.  If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of ninety (90) days, the Company may terminate the Term and the Executive’s employment hereunder effective the 91st day after the date of such disability, at which time the Company shall promptly pay to the Executive (1) any unpaid Base Salary and Unused Vacation and the Annual Bonus earned for the calendar year immediately preceding the calendar year of disability to the extent not already paid in a lump sum as soon as practicable, and no later than sixty (60) days, after the effective date of termination of the Executive’s employment on account of a disability in accordance with the Company’s usual payroll practices (not less frequently than monthly) and (2) a pro-rata share of the Target Award Opportunity for the calendar year of the Executive’s disability (calculated on the basis of the number of days elapsed in such year through the date of disability) in a single lump sum on the 60th day following termination of the Executive’s employment on account of disability; provided, however, that if payment of any such amount at such time would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.  In determining when to terminate the Term and the Executive’s employment, the Company agrees to take into consideration any leave policy or policies of the Company which may extend the period of continued employment (whether paid or unpaid) in effect at the time in question.

5.5.           Cause.  The Company may terminate the Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive has (1) committed an act of personal dishonesty, embezzlement or fraud; (2) misused alcohol or drugs; (3) failed to pay any obligation owed to the Company or any subsidiary or affiliate; (4) breached a fiduciary duty or deliberately disregarded any rule of the Company or any subsidiary or affiliate; (5) committed an act of willful misconduct or intentionally failed to perform stated duties; (6) willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order; (7) disclosed without authorization any Confidential Information of the Company or any subsidiary or affiliate, or engaged in any conduct constituting unfair competition, or induced any customer of the Company or any subsidiary or affiliate to breach a contract with the Company or any subsidiary or affiliate; (8) been convicted of, or entered a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude; (9) continually failed to perform substantially his duties with and responsibilities to the Company (other than any such failure resulting from incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities; (10) violated in any material respect the Company’s, the Bank’s or any other subsidiary’s policies or procedures, including without limitation, the Code of Ethics; or (11) engaged in conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to the Company or any of its subsidiaries or affiliates, whether monetary, reputational or otherwise.

If at any time during the Term the Company shall terminate the Executive for Cause the Company shall pay the Executive (1) any unpaid Base Salary through the effective date of termination, and (2) the Annual Bonus earned for the year immediately preceding the calendar year of termination to the extent not already paid, without any further obligations to the Executive.  Such unpaid Base Salary and Annual Bonus will be paid to the Executive in a lump sum as soon as practicable, and no later than sixty (60) days, after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment of any such amount at such time would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

For purposes of this Agreement and notwithstanding any other provision hereof, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has ended for any reason, facts and circumstances are discovered no later than three (3) years after the Executive’s cessation of employment that would have justified, in the opinion of the Company, a termination for Cause. In such event, any payments or benefits provided to the Executive under this Agreement in connection with his termination of employment other than those which would be provided on a termination for Cause shall be forfeited, and any such payments or benefits previously received by the Executive pursuant to this Agreement in connection with his termination of employment in excess of those which would be provided on a termination for Cause shall be returned to the Company.

5.6            Good Reason.  “Good Reason” shall mean (1) a demotion in the Executive’s status, title or position (that is, President and Chief Executive Officer of the Company and the Bank), or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status, title or position, specifically identified in Section 2; (2) a material breach of this Agreement by the Company, provided the Company has not remedied such breach within thirty (30) days of receipt of written notice of such breach; (3) a relocation of the executive offices of the Company to a location more than 50 miles outside of Jackson, Mississippi without the Executive’s written consent given to the Company within thirty (30) days of the Executive’s receipt of notification of such relocation by the Company; or (4) the failure of the Executive to be named as the Chief Executive Officer of any successor by merger to the Company. Notwithstanding the foregoing, no Good Reason shall be considered to exist if the Company has Cause to terminate the Executive’s employment. In the event the Executive determines in good faith that Good Reason has occurred and the Company disagrees with there being Good Reason, then the Company shall reimburse the Executive for his reasonable legal fees and expenses incurred in connection with advice regarding the existence of Good Reason and in pursuing a judicial determination of Good Reason.

5.7.           Severance in Connection with a Change in Control.  If both (x) the Company experiences a Change in Control at any time during the Term and (y) at the occurrence of, or within two (2) years after, the Change in Control either (1) the Executive’s employment is terminated by the Company other than for Cause, death, disability or Retirement or (2) the Executive resigns for Good Reason, the following provisions shall apply:

(i)              “Change in Control” shall mean any one of the following events occurring on or after the Commencement Date: (1) the acquisition by any person of ownership of, holding of or power to vote more than twenty percent (20%) of the Company’s voting stock, (2) the acquisition by any person of the ability to control the election of a majority of the Company’s Board, (3) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (4) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  Notwithstanding the foregoing, in the case of (1), (2) and (3) hereof, ownership or control of the Company’s voting stock by any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary shall not constitute a Change in Control.  For purposes of this subparagraph, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein;

(ii)              Subject to Section 13 hereof, the Company shall pay to the Executive the following amounts:

A.              The sum of (1) the Executive’s Base Salary and Unused Vacation through the effective date of termination and the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid as soon as practicable, and no later than sixty (60) days, after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly) and (2) the additional sum of (i) the Executive’s Base Salary immediately prior to the Change in Control and (ii) the average of the Annual Bonuses earned for the three (3) years preceding the year of the Change in Control on the 60th day after the effective date of termination.

B.              The Company shall continue to provide to the Executive the medical, dental, vision and group life insurance coverage provided by the Company or any subsidiary or affiliate (the “Continuing Employee Benefits”) for thirty-six (36) months following the effective date of termination (based on such cost sharing and benefits being provided to the Executive on the effective date of termination, but subject to such changes as the Company may adopt from time to time thereafter for its senior executives), reduced by any similar benefits received from later employment, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay the Executive cash in lieu of such participation in an amount equal to the Company’s cost sharing percentage of the Executive’s reasonable cost of obtaining comparable coverage or benefits, where such participation may not be continued by the Company (or where such participation would adversely affect the tax status of the applicable plan pursuant to which the benefits are provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

C.              Any stock options granted the Executive by the Company which have not vested shall vest in the Executive in full as of the Change in Control.  Any such stock options which were intended by the parties to be incentive stock options but which exceed the “$100,000 first exercisable rule” shall be converted into non-qualified stock options.

D.              In consideration of the covenants set forth in Section 4, the Executive shall be paid the Covenant Payments in the manner provided in Section 4.4.

Notwithstanding the foregoing, if payment of any of the foregoing amounts at the time designated above would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

(iii)              It is the intent and agreement of the parties that, absent a written employment agreement superseding this Agreement, the Executive's rights under this Section 5.7 survive the end of the Term by reason of non-extension for the balance of the two (2) year period following a Change in Control that occurs prior to the end of the Term.

5.8.              Severance Not in Connection with a Change in Control.  If (x) the Executive is not entitled to the payments and benefits described in Section 5.7 and (y) during the Term either (1) the Company terminates the Term and the Executive’s employment for a reason other than Cause, death, disability or Retirement or (2) the Executive resigns for Good Reason, subject to Section 13 hereof, the Company shall pay to the Executive the following amounts:

A.              The Executive’s Base Salary and Unused Vacation through the effective date of termination and the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid in a lump sum as soon as practicable, and no later than sixty (60) days, following the effective date of the termination in accordance with the Company’s usual payroll practices (not less frequently than monthly).

B.              The Company shall continue to provide to the Executive the Continuing Employee Benefits for a period of twenty-four (24) months following the effective date of the termination (based on such cost sharing and benefits being provided to the Executive on the effective date of termination, but subject to such changes as the Company may adopt from time to time thereafter for its senior executives), reduced by any similar benefits received from later employment, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay the Executive cash in lieu of such participation in an amount equal to the Company’s cost sharing percentage of the Executive’s reasonable cost of obtaining comparable coverage or benefits, where such participation may not be continued by the Company (or where such participation would adversely affect the tax status of the applicable plan pursuant to which the benefits are provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

C.              In consideration of the covenants set forth in Section 4, the Executive shall be paid the Covenant Payments in the manner provided in Section 4.4.

Notwithstanding the foregoing, if payment of any of the foregoing amounts at the time designated above would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

5.9.           Retirement.  Unless terminated earlier pursuant to this Section 5, the Term and the Executive’s employment shall automatically terminate on the last day of the calendar year in which the Executive reaches age 65 (“Retirement”), in which event, the Executive shall be entitled to receive such retirement benefits which have accrued to the Executive by virtue of his employment hereunder, but not the payments described in Sections 4.4, 5.7 and 5.8 hereof.  In the event of the Executive’s Retirement, the Company shall also pay the Executive (1) any unpaid Base Salary and Unused Vacation earned through the date of Retirement and (2) the Annual Bonus earned through the date of Retirement to the extent not already paid.  Such unpaid Base Salary and Unused Vacation and Annual Bonus shall be paid to the Executive in a lump sum as soon as practicable, and no later than sixty (60) days, after the effective date of Retirement in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment of any such amount at such time would result in a prohibited acceleration or delay under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration or delay.

5.10.         Return of Documents on Termination.  On termination of the Executive’s employment, the Executive shall promptly return to the Company all documents, materials, papers, data, computer discs, statements and any other written material (including but not limited to all copies thereof) and other property of the Company.

5.11.         Release.  The payments and benefits to which the Executive is entitled pursuant to Sections 4.4, 5.4(2), 5.7(ii)A(2), 5.7(ii)B-D, 5.8B-C and 8 are contingent upon the Executive executing a release agreement in a form reasonably acceptable to the Company, and the applicable revocation period having expired, before the 60th day following effective date of termination.

6.              Expenses.  The Company shall reimburse the Executive for his reasonable out-of-pocket expenses incurred pursuant to this Agreement and in connection with the performance of his duties under this Agreement, in accordance with the general policy of the Company, upon submission of satisfactory documentation evidencing such expenditures, no later than the last day of the calendar quarter following the calendar quarter in which the Executive incurs the expense.

7.              Non-Assignment.  This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and shall not be assignable; provided, however, that upon his death all of the Executive’s rights to cash payments under this Agreement shall inure to the benefit of his surviving spouse, personal representative, designees or other legal representatives, as the case may be.  Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement.

8.              Arbitration.  In the event of a dispute between the Company and the Executive over the terms of this Agreement which is not settled by the parties, the Company and the Executive agree to settle any and all such disputed issues by arbitration in accordance with the then-existing rules of the American Arbitration Association.  The Company and the Executive shall jointly appoint one person to act as the arbitrator.  In the event the Company and the Executive cannot agree to an arbitrator within thirty (30) days, the arbitrator shall be chosen by the American Arbitration Association.  The decision of the arbitrator shall be binding upon the parties and there shall be no appeal therefrom other than for bias, fraud or misconduct.  The costs of the arbitration, including the fees and expenses of the arbitrator, shall be borne fifty (50%) percent by the Company, on the one hand, and fifty percent (50%) by the Executive, on the other, but each party shall pay its own attorneys’ fees and other professional costs and expenses; provided, however, that if the arbitrator shall rule for the Executive, the Company shall pay or reimburse the Executive’s reasonable attorneys’ fees and other professional costs and expenses and the Executive’s share of the arbitration costs incurred in connection with such arbitration as soon as administratively practicable, and no later than sixty (60) days, after the final decision on arbitration in accordance with the Company’s usual payroll practices (not less frequently than monthly).  Notwithstanding the foregoing, it is specifically understood that the Executive shall remain free to assert and enforce in any court of competent jurisdiction such rights, if any, as the Executive may have under federal law, including without limitation, rights arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination and Employment Act of 1967, as amended, and/or the Americans With Disabilities Act of 1990.  Any decision rendered by the arbitrator, except as provided above, shall be final and binding.

9.              Excise Tax Limitation.

9.1.           Payment Limitation.  Notwithstanding anything contained in this Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Agreement or payments or benefits provided to, or for the benefit of, the Executive under the Trustmark Corporation 1997 Long Term Incentive Plan, the Trustmark Corporation 2005 Stock and Incentive Compensation Plan or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce the Payments by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as hereinafter defined) is delivered to the Company and the Executive.

9.2.           Determination and Dispute.  The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the five (5) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

9.3.           Excise Tax Is Obligation of the Executive.  Any Excise Tax with respect to the Executive’s Payments shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

10.            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, legality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.              Other Provisions.

11.1.           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, email, certified, registered or express United States mail, postage prepaid, or overnight delivery service.  Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission, emailed, or if mailed, five (5) days after the date of deposit in the United States mail, or if sent by overnight delivery service, absent proof of earlier delivery, two (2) business days after delivery to or pickup by the overnight delivery service, as follows:

(1)              if to the Company, to:

Trustmark Corporation
248 East Capitol Street
Post Office Box 291
Jackson, MS 39205
Attention: Chairman of Human Resources Committee

(2)              if to the Executive, to:

Gerard R. Host
509 Winter Oak
Madison, MS 39110

Any party may change its address for notice hereunder by notice to the other parties hereto.

11.2.           Entire Agreement.  This Agreement amends and, effective as of the Commencement Date, replaces the Current Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, warranties and agreements, written or oral with respect thereto between the Company and the Executive; provided, however, that any equity compensation awards outstanding on the date of this Agreement shall remain in effect in accordance with their terms except as may otherwise be expressly provided in this Agreement.

11.3.           Waivers and Agreements.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.4.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its principle of conflicts of law.

11.5.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.6.           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.7.           Withholding Taxes.  The Company shall withhold or cause to be withheld from the Executive’s compensation all taxes and other amounts as are required by law to be withheld on such basis as it deems appropriate.

11.8.           Payment.  The Company may enter into an agreement with any one or more of its subsidiaries for which the Executive performs services or is an officer regarding which entity will pay any amounts or provide any benefits due to the Executive or his designated beneficiary, surviving spouse, or estate, as the case may be, under this Agreement.

11.9.           Clawback.  The Executive agrees that any incentive-based compensation or award the Executive receives, or has received, from the Company or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to clawback by the Company as required by federal law and on such basis as the HR Committee determines.

12.              Board Approval.  The effectiveness of this Agreement shall be subject to approval by a majority of the Board entitled to vote on the date hereof.  The Company agrees to provide to the Executive a Secretary’s certificate of such approval by the Board within ten (10) days after such approval.

13.              Omnibus 409A Provision.

13.1.           Intent.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance issued thereunder or comply with an exemption from the application of Section 409A of the Code and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

13.2.           No Impermissible Acceleration or Deferral.  Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits that are subject to Section 409A of the Code in any matter which would not be in compliance with Section 409A of the Code.

13.3.           Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that are subject to Section 409A of the Code and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Section 409A of the Code is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service.  A separation from service shall not occur under Section 409A of the Code unless the Executive has completely severed his employment or contractor relationship with the Company or the Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to less than fifty percent (50%) of the average level of bona fide services over the immediately preceding 36-month period (or the full period if the Executive has been providing services for less than 36 months).  A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A of the Code.

13.4.           Mandatory Payment Deferral to Specified Employee.  If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s separation from service or (2) the date of the Executive’s death (the “409A Deferral Period”).  In the case of benefits that are subject to Section 409A of the Code, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence.  On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 13.4 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.5.           Reimbursements.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Code, except as permitted by Section 409A of the Code, (1) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, provided that (2) above shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

13.6.           Separate Payments.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.  In the event any payment payable upon termination of employment would be exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

13.7.           Payment Timing Rule.  When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the effective date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company, in its sole discretion, may utilize any payment rule to adjust the time of payment as is permitted under the fixed, scheduled or other payment rules, as applicable, of Section 409A of the Code and the Treasury Regulations thereunder (such as making a payment up to thirty (30) days early, or making monthly payments in one or more payments during the month).

13.8.           Taxes, Interest and Penalties Are Obligation of the Executive.  Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement or otherwise and which is considered deferred compensation subject to Section 409A of the Code fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRUSTMARK CORPORATION

By: __________________
Daniel A. Grafton
Chairman of the Hurman Resources Committee

EXECUTIVE

___________________
Gerard R. Host